Free Writing Prospectus Dated June 9, 2026 Filed Pursuant to Rule 433(d) Registration No. 333-288943 Registration No. 333-288943-06

*PRICING DETAILS* $569.997MM (Offered) CarMax Select Receivables Trust 2026-B (CMXS 2026-B)

Lead Bookrunners: Wells Fargo Securities (Str.), Barclays and TD Securities

Co-Managers: CIBC Capital Markets, RBC Capital Markets, US Bancorp

-CAPITAL STRUCTURE-

CLS	ISSUED($MM)	OFFERED($MM)	Fitch/S&P	WAL*	P.WIN*	E.FNL*	L.FNL	BENCH	SPREAD	CPN%	YLD%	$PRICE
A-1	90.000	85.500	F1+/A-1+	0.20	01-04	10/26	06/27	I-CRV	+33	4.020	4.020	100.00000
A-2	170.285	161.770	AAA/AAA	0.76	04-15	09/27	04/29	I-CRV	+58	4.35	4.395	99.99608
A-3	170.285	161.770	AAA/AAA	1.93	15-32	02/29	12/30	I-CRV	+57	4.64	4.689	99.99295
B	40.410	38.389	AA/AA	2.83	32-36	06/29	10/32	I-CRV	+75	4.88	4.932	99.99455
C	55.960	53.162	A/A	3.34	36-44	02/30	10/32	I-CRV	+105	5.19	5.253	99.98037
D	48.190	45.780	BBB/BBB	3.87	44-47	05/30	10/32	I-CRV	+165	5.80	5.874	99.98834
E	24.870	23.626	BB/BB	3.91	47-47	05/30	06/33	I-CRV	+325	7.36	7.476	99.99276

*Expected Ratings

^Assumes 1.50% ABS to 10.00% Clean Up Call

-TRANSACTION SUMMARY-

Total Size: 600,000,000

Offered Size: $569,997,000

Format: SEC Registered: A-1 - D; 144a: E

ERISA: A-D: Yes; E: No

Min Denoms: A-1 – D: $5k x $1k; E: $350k x $1k

Pricing Speed: 1.50% ABS to 10.00% Clean Up Call

Expected Ratings: Fitch / S&P

Ticker: CMXS 2026-B

First Payment Date: 07/15/2026

Exp. Settle: On or about 06/16/2026

B&D: Wells Fargo Securities

-MARKETING MATERIALS-

Preliminary Prospectus and Class E POM: Attached

Free Writing Prospectus: Attached

Intex CDI: Attached

Intexnet Deal Name: wscarmax_2026b Password: 494U

Dealroadshow: https://dealroadshow.com Code: CMXS2026B (case sensitive)

Dealroadshow Direct Link: https://dealroadshow.com/e/CMXS2026B

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